Exhibit 23

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Great Northern Iron Ore Properties of our reports dated February 2, 2007, with respect to the financial statements of Great Northern Iron Ore Properties, Great Northern Iron Ore Properties management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Great Northern Iron Ore Properties, included in the 2006 Annual Report to Certificate Holders of Great Northern Iron Ore Properties.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 2, 2007